STOCK UNIT AWARD AGREEMENT

THIS STOCK UNIT AWARD AGREEMENT (this “Agreement”) is made as of [grant date] (the “Award Date”) between Ocwen Financial Corporation, a Florida corporation (the “Corporation”), and [name], an employee of the Corporation or of a Subsidiary (the “Participant”).

WHEREAS, the Corporation desires, by granting to the Participant an award of stock units pursuant to the Corporation’s 2021 Equity Incentive Plan (the “Plan”), to further the objectives of the Plan;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, and intending to be legally bound hereby, the parties hereto have agreed, and do hereby agree, as follows:

1.    STOCK UNIT GRANT

The Corporation hereby grants to the Participant, pursuant to and subject to the Plan, an aggregate of [units] stock units (the “Stock Units”), on the terms and conditions herein set forth (the “Award”). As used herein, the term “stock unit” shall mean a non-voting unit of measurement which is deemed for bookkeeping purposes to be equivalent to one outstanding share of the Corporation’s Common Stock (subject to adjustment as provided in Section 7.1 of the Plan) solely for purposes of the Plan and this Agreement. The Stock Units shall be used solely as a device for the determination of the payment to eventually be made to the Participant if such Stock Units vest pursuant to Paragraph 2 below. The Stock Units shall not be treated as property or as a trust fund of any kind. Capitalized terms used herein and not otherwise defined herein shall have the meaning assigned to such terms in the Plan.

2.    VESTING OF STOCK UNITS

A.    Generally

Subject to the following provisions of this Paragraph 2 and Paragraph 4, one-third of the total number of Stock Units subject to the award will vest on each of the first, second, and third anniversaries of the Award Date (each, a “Vesting Date”, and with the Vesting Dates subject to adjustment as set forth in Paragraph 2 hereof).

B.    Retirement, Termination by the Corporation Without Cause, Death or Disability

If, at any time on or before the third anniversary of the Award Date, the Participant’s employment with the Corporation or any of its Subsidiaries terminates by reason of the Participant’s (i) Retirement, (ii) termination by the Participant’s employer without Cause (other than following a 409A Change of Control (as defined below)), (iii) death, or (iv) Disability occurring while employed by the Corporation or one of its Subsidiaries, , the unvested portion of the Award that remains outstanding and is scheduled to vest on the next Vesting Date following the date of the termination of the Participant’s employment (the “Separation Date”) shall immediately vest on a pro-rata basis in proportion to the percentage of the corresponding vesting period the Participant was employed by the Corporation or one of its Subsidiaries prior to the Separation Date, provided that in the event of Retirement or termination by the Participant’s employer without Cause, the Participant satisfies the release requirement set forth in the following sentence. As a condition of any such vesting, in the event of Retirement of termination without Cause, the Participant shall, not later than 21 days after the Separation Date (or such longer period as may be required under applicable law for the Participant to consider the release in order for the release to be effective) provide the Corporation with a valid, executed written release of claims in a form acceptable to the Corporation, and such release shall not have been revoked by the Participant pursuant to any revocation rights afforded by applicable law.

Such Stock Units shall be paid in accordance with Paragraph 7 hereof, provided that the Vesting Date as to such Stock Units shall be deemed to be the Separation Date. Any remaining unvested portion of the Award after giving effect to such acceleration shall terminate and be cancelled as of the Separation Date. (For clarity, if the Participant’s employment with the Corporation or any of its Subsidiaries terminated as set forth above mid-way between the first Vesting Date and the second Vesting Date, the Participant would vest in one-half of the number of Stock Units subject to the Award corresponding to the second Vesting Date (i.e., one-half of one-third of the number of Stock Units subject to the Award), and any remaining unvested portion of the Award would terminate and be cancelled.)

For purposes of this Agreement, “Retirement” shall mean termination (other than by reason of death, Disability (as defined below) or by the Participant’s employer for Cause) of the Participant's employment with the Corporation or one of its Subsidiaries; provided, however, that for purposes of this Agreement only, the Participant must have attained the age of 60 and been an employee of the Corporation or any of its Subsidiaries for not less than 5 years as of the date of termination of employment by reason of Retirement.

For purposes of this Agreement, “Cause” shall mean that the Administrator, acting in good faith based on the information then available to it, determines that the Participant: (a) has been convicted of, or has pled guilty to, a felony (under the laws of the United States or any state thereof or other applicable jurisdiction); (b) has engaged in acts of fraud, material dishonesty or other acts of willful misconduct in the course of the Participant’s duties for the Corporation or any of its Subsidiaries; (c) the Participant has willfully failed to substantially perform the Participant’s duties for the Corporation or any of its Subsidiaries; (d) has materially breached any of the provisions of any agreement to which the Participant is a party with the Corporation or any of its Subsidiaries; or (e) has materially breached any written policy of the Corporation or any of its Subsidiaries that is applicable to the Participant in the course of the Participant’s employment and has been communicated to the Participant; provided, however, as to clauses (c), (d) and (e) only, that Cause shall only exist if the Corporation or a Subsidiary (as the case may be) shall have provided written notice to the Participant of the condition(s) claimed to constitute Cause under such clause and the Participant shall have failed to remedy such circumstance(s) within 30 days following the date of such notice.

For purposes of this Agreement, “Disability” shall mean a physical or mental impairment which, as reasonably determined by the Administrator, renders the Participant unable to perform the essential functions of his or her employment with the Corporation or such Subsidiary, even with reasonable accommodation that does not impose an undue hardship on the Corporation or Subsidiary, for more than 180 days in any 12-month period, unless a longer period is required by federal or state law, in which case that longer period would apply.

For clarity, for purposes of this Agreement no termination of the Participant’s employment shall be deemed to have occurred if the Participant ceases to be employed by the Corporation or a Subsidiary but, immediately thereafter, continues in the employ of another Subsidiary or the Corporation.

C.    Change of Control

If a 409A Change of Control occurs, the Award, to the extent then outstanding and unvested, shall remain outstanding and eligible to vest on the Vesting Dates that are scheduled to occur after the date of such 409A Change of Control. Such Stock Units shall be paid in accordance with Paragraph 7 hereof. As used herein, “409A Change of Control” shall mean the occurrence of (a) a “change in the ownership” of the Corporation within the meaning of Treasury Regulation 1.409A-3(i)(5)(v) (which, for illustrative purposes, is generally triggered if any one person (or persons acting as a group) acquire ownership of Corporation stock which constitutes more than 50% of the total fair market value or total voting power of the stock of the Corporation), (b) a “change in the effective control” of the Corporation within the meaning of Treasury Regulation 1.409A-3(i)(5)(vi)(A)(1) (which, for illustrative purposes, is generally triggered if any one person (or persons acting as a group) acquire during a period of not more than twelve months ownership of stock of the Corporation possessing 30% or more of the total voting power of the stock of the Corporation; or certain majority changes in the membership of the Board occur over a period of not more than twelve months), or (c) a change “in the ownership of a substantial portion of the assets” of the Corporation within the meaning of Treasury Regulation 1.409A-3(i)(5)(vii) (which, for illustrative purposes, is generally triggered if any one person (or persons acting as a group) acquire during a period of not more than twelve months assets from the Corporation that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all assets of the Corporation immediately before such acquisition(s)).

Except as expressly otherwise provided in this Paragraph 2, the Participant’s continued employment at each applicable Vesting Date following the 409A Change of Control shall be a condition to the vesting of the applicable installment of the Award and the rights and benefits under this Agreement.

D.     Post Change of Control Termination by the Corporation Without Cause or Resignation for Good Reason

If, following a 409A Change of Control, (i) the Corporation (or Subsidiary that employs the Participant, as the case may be) terminates the Participant’s employment for any reason other than Cause or (ii) the Participant resigns employment with the Corporation (or Subsidiary that employs the Participant, as the case may be) for Good Reason, the Stock Units subject to the Award that are outstanding and unvested as of such termination of the Participant’s employment shall vest as of the Separation Date and such Stock Units shall be paid in accordance with Paragraph 7 hereof except that the Vesting Date shall be deemed to be the Separation Date as to such Stock Units, subject, however, to the Participant satisfying the release requirement set forth in the following sentence. As a condition of any such vesting, the Participant shall, not later than 21 days after such a termination of the Participant’s employment (or such longer period as may be required under applicable law for the Participant to consider the release in order for the release to be effective) provide the Corporation with a valid, executed written release of claims in a form acceptable to the Corporation, and such release shall not have been revoked by the Participant pursuant to any revocation rights afforded by applicable law.
For the purposes of this Agreement, “Good Reason” means, a (1) a material reduction by the Corporation in Participant’s base salary; (2) a material diminution in Participant’s position; or (3) a relocation of Participant’s location of employment by more than 50 miles from the office where Participant is located as of the Award Date; provided, however, that any such condition or conditions, as applicable, shall not constitute grounds for a termination for Good Reason unless both (x) the Participant provides written notice to the Corporation of the condition(s) claimed to constitute grounds for Good Reason within 60 days of the initial existence of such condition(s), and (y) the Corporation or Subsidiary (as the case may be) fails to remedy such condition(s) within 30 days after receiving such written notice thereof; and provided, further, that in all events the termination of the Participant’s employment shall not constitute a termination for Good Reason unless such termination occurs not more than 180 days following the initial existence of the condition claimed to constitute grounds for Good Reason.

E.    Continued Employment

Except as expressly otherwise provided in this Paragraph 2, continued employment through each applicable Vesting Date is a condition to the vesting of the applicable installment of the Award and the rights and benefits under this Agreement. Except as expressly otherwise provided in this Paragraph 2, employment for only a portion of the vesting period, even if a substantial portion, will not entitle the Participant to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment as provided in Paragraph 4 below or under the Plan. As used in this Agreement, references to the Participant’s “employment” (and similar references to the Participant’s being “employed” and an “employee”) shall include any period when the Participant is either (i) an employee of the Corporation or any of its Subsidiaries or (ii) a member of the Board.

3.    DIVIDEND AND VOTING RIGHTS

A.    Limitations on Rights Associated with Units

The Participant shall have no rights as a stockholder of the Corporation, no dividend rights (except as expressly provided in Paragraph 3.B with respect to Dividend Equivalent Rights) and no voting rights, with respect to the Stock Units and any shares of Common Stock (“Shares”) underlying or issuable in respect of such Stock Units until such Shares are actually issued to and held of record by the Participant. No adjustments will be made for dividends or other rights of a holder for which the record date is prior to the date of issuance of such Shares.

B.    Dividend Equivalent Rights

As of any date that the Corporation pays an ordinary cash dividend on its Shares, the Corporation shall credit the Participant with an additional number of Stock Units equal to (i) the per share cash dividend paid by the Corporation on its Shares on such date, multiplied by (ii) the total number of Stock Units (including any dividend equivalents previously credited hereunder) (with such total number adjusted pursuant to Section 7 of the Plan) subject to the Award as of the related dividend payment record date, divided by (iii) the Fair Market Value of a Share on the date of payment of such dividend. Any Stock Units credited pursuant to the foregoing provisions of this Paragraph 3.B shall be subject to the same vesting, payment and other terms, conditions and restrictions as the original Stock Units to which they relate. No crediting of Stock Units shall be made pursuant to this Paragraph 3.B with respect to any Stock Units which, as of such record date, have either been paid pursuant to Paragraph 7 or terminated pursuant to Paragraph 4.

4.    TERMINATION OF AWARD

If, prior to vesting of the entire Award, the Participant’s employment with the Corporation or any of its Subsidiaries terminates other than under circumstances described in Paragraph 2, above (or if the termination occurs in circumstances described in Paragraph 2 above but a release or other condition to the treatment otherwise provided for in Paragraph 2 above in the circumstances is not satisfied), the Award, to the extent then outstanding and unvested, shall terminate and be cancelled as of the last day of the Participant’s employment with the Corporation or such Subsidiary. If any unvested Stock Units are terminated hereunder (including, without limitation, pursuant to Paragraph 2 or this Paragraph 4), such Stock Units shall automatically terminate and be cancelled as of the applicable termination date without payment of any consideration by the Corporation and without any other action by the Participant, or the Participant’s beneficiary or personal representative, as the case may be.

5.    CONDITIONS UPON RETIREMENT

If the Participant’s employment with the Corporation or any of its Subsidiaries terminates by reason of Retirement, the rights of the Participant with respect to the Award shall be subject to the conditions that until the Award is vested, he/she shall (a) not engage, either directly or indirectly, in any manner or capacity as advisor, principal, agent, partner, officer, director, employee, member of any association or otherwise, in any business or activity which is at the time competitive with any business or activity conducted by the Corporation or any of its direct or indirect Subsidiaries, and (b) be available, unless he/she shall have died, at reasonable times for consultations at the request of the Corporation’s management with respect to phases of the business with which he/she was actively connected during his/her employment, but such consultations shall not be required to be performed during usual vacation periods or periods of illness or other incapacity or without reasonable compensation and cost reimbursement. In the event that either of the above conditions is not fulfilled, the Participant shall forfeit all rights to any outstanding and unvested portion of the Award, as of the date of the breach of the conditions of this Paragraph 5. Any determination by the Board that the Participant is or has engaged in a competitive business or activity as aforesaid or has not been available for consultations as aforesaid shall be conclusive.

6.    NO EMPLOYMENT COMMITMENT

Nothing contained in this Agreement or the Plan constitutes an employment or service commitment by the Corporation or any of its Subsidiaries, affects the Participant’s status as an employee at will who is subject to termination with or without Cause, confers upon the Participant any right to remain employed by or in service to the Corporation or any Subsidiary, interferes in any way with the right of the Corporation or any Subsidiary at any time to terminate such employment or services, or affects the right of the Corporation or any Subsidiary to increase or decrease the Participant’s other compensation or benefits. Nothing in this Agreement, however, is intended to adversely affect any independent contractual right of the Participant without his or her consent thereto.

7.    TIMING AND MANNER OF PAYMENT OF STOCK UNITS

On or as soon as administratively practical following each Vesting Date as provided in Paragraph 2 hereof (and in all events not later than 60 days after the Vesting Date), the Corporation shall deliver to the Participant a number of Shares (either by delivering one or more certificates for such Shares or by entering such Shares in book entry form, as determined by the Corporation in its discretion) (subject to any withholding for taxes pursuant to Paragraph 8) equal to the number of Stock Units that vested on such Vesting Date; provided, however, that if the Corporation’s Common Stock is not listed or admitted to trade on any national securities exchange on such Vesting Date, the Corporation shall deliver (i) if a 409A Change of Control has occurred on or prior to the Vesting Date and the Corporation’s Common Stock has ceased to be so listed or admitted to trade in connection with such 409A Change of Control, an amount equal to (a) the number of Stock Units vesting on such date multiplied by (b) the amount of the cash consideration paid for a share of Corporation Common Stock in such transaction, or (ii) if clause (i) is not applicable, such other amount as the Administrator determines, in its sole and absolute discretion, to be fair and reasonable and consistent with the purposes of the Award. The Participant shall have no further rights with respect to any Stock Units that are paid or that terminate pursuant to Paragraph 2 or Paragraph 4.

If the Participant is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the Participant’s separation from service with the Corporation, and payment pursuant to the preceding paragraph is to be made in connection with such separation from services, the Participant shall not be entitled to any payment or benefit pursuant to the preceding paragraph until the earlier of (i) the date which is six (6) months after the Participant’s separation from service for any reason other than death, or (ii) the date of the Participant’s death. The provisions of this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Code Section 409A. Any amounts otherwise payable to the Participant upon or in the six (6) month period following the Participant’s separation from service that are not so paid by reason of this paragraph shall be paid as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after the Participant’s separation from service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of the Participant’s death). If, in connection with the Participant’s separation from service, the Participant is required to provide the Corporation with a release of claims and the maximum period in which the Participant has to consider, execute, and revoke such release of claims spans two calendar years, any payment of the Stock Units vesting in connection with such separation from service shall be made in the second of such two calendar years.

The timing of payment of any Stock Units may not be changed by the Corporation (including pursuant to any provision of the Plan), except as would satisfy Treasury Regulation Section 1.409A-3(j)(4).

8.    TAX WITHHOLDING

Subject to compliance with all applicable laws, rules and regulations, upon any distribution of Shares in respect of the Stock Units, unless otherwise provided by the Committee, the Corporation shall automatically reduce the number of Shares to be delivered by (or otherwise reacquire) the appropriate number of whole Shares, valued at their then Fair Market Value, to satisfy any withholding obligations of the Corporation or its Subsidiaries with respect to such distribution of Shares. In the event that the Corporation cannot legally satisfy such withholding obligations by such reduction of Shares or the Committee otherwise provides that the Corporation will not so reduce the number of Shares delivered to satisfy such withholding obligations, or in the event of a cash payment or any other withholding event in respect of the Stock Units, the Corporation (or a Subsidiary) shall be entitled to require a cash payment by or on behalf of the Participant and/or to deduct from other compensation payable to the Participant (or any amount payable pursuant to the Award) any sums required by federal, state or local tax law to be withheld with respect to such distribution or payment.

9.    ADJUSTMENT UPON SPECIFIED EVENTS

Upon the occurrence of certain events relating to the Corporation’s stock contemplated by Section 7.1 of the Plan (including, without limitation, an extraordinary cash dividend on such stock), the Administrator shall make adjustments in accordance with such section to the number of Stock Units (or the consideration that may become payable with respect to a vested Stock Unit) then outstanding in respect of the Award. No such adjustment shall be made, however, as to any cash dividend or distribution that has already been taken into account in determining the Payment Value pursuant to Section 7.

10.    NON-TRANSFERABILITY OF THE AWARD

The Award shall not be transferable otherwise than by will or by the applicable laws of descent and distribution. More particularly (but without limiting the generality of the foregoing), the Award may not be assigned, transferred (except as aforesaid), pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Award contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Award, shall be null and void and without effect.

11.    HOLDING REQUIREMENT FOR SHARES DELIVERED UPON VESTING

A.     As to any Shares acquired by the Participant in payment of the Stock Units that vest pursuant to this Agreement, the Participant agrees that the Participant will not sell, assign, transfer, pledge, hypothecate or otherwise dispose of such Shares (a “transfer” for purposes of this Section 11) prior to the date that is one (1) year after the Vesting Date on which the Stock Units to which such Shares relate became vested pursuant to this Agreement; provided, however, that the restrictions set forth in this Section 11 shall (i) not apply to any shares withheld or reacquired by the Corporation to satisfy tax withholding obligations as contemplated by Section 8, (ii) not apply to any Shares sold by the Participant to satisfy any tax liability arising in connection with the payment of the Stock Units (to the extent such tax liability exceeds the tax withholding amounts applicable to such Stock Unit payment), (iii) not apply to any transfer of shares made without consideration (or for only nominal consideration) to a “family member” (as such term is defined in the SEC General Instructions to a Registration Statement on Form S-8) of the Participant solely for purposes of estate or tax planning, and provided the transfer restrictions on such shares pursuant to this Section 11 continue in effect after any such transfer, and (iv) lapse upon the Participant’s death or Disability, the occurrence of a 409A Change of Control, or as otherwise provided by the Corporation. The Corporation may provide for any Shares acquired with respect to the Stock Units and issued in book-entry form to include notations regarding the restrictions on transfer imposed under this Section 11 (or, as to any such shares issued in certificate form, provide for such certificates to bear appropriate legends regarding such transfer restrictions). For the avoidance of doubt, any and all transfers of the Shares from the Participant’s account of record with the Corporation’s stock transfer agent (e.g. transfer into “street name” holding via a brokerage account) shall be prohibited while the transfer restrictions in the preceding sentence are in effect as to such Shares.

B.    Any Shares transferred or subject to attempted transfer in violation of this Section 11 shall (unless otherwise expressly provided by the Corporation) be subject to forfeiture to the Corporation. Furthermore, in the event of a transfer of Shares by the Participant in violation of this Section 11, the proceeds, gains or other economic benefit actually or constructively received by the Participant in connection with the transfer of such Shares in violation of this Section 11 shall (unless otherwise expressly provided by the Corporation) be subject to forfeiture to the Corporation.

C.    In addition to the provisions of this Section 11, any transfer of Shares is subject to (without limitation) applicable state and federal securities laws, as well as all applicable Corporation policies (including, without limitation, insider trading policies and any clawback, recoupment or similar policy).

12.    PAYMENT OF EXPENSES AND COMPLIANCE WITH LAWS

A.    The Corporation shall (for so long as the award is payable in Shares) reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of this Agreement, shall pay all original issue and/or transfer taxes with respect to the issue and/or transfer of Shares pursuant hereto to the Participant and all other fees and expenses necessarily incurred by the Corporation in connection therewith and will from time to time use its best efforts to comply with all laws and regulations which, in the opinion of counsel for the Corporation, shall be applicable thereto.

B.    The Participant hereby represents and covenants that (a) any Shares acquired upon the vesting of the Award will be acquired for investment and not with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), unless such acquisition has been registered under the Securities Act and any applicable state securities law; (b) any subsequent sale of any such Shares shall be made either pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or pursuant to an exemption from registration under the

Securities Act and such state securities laws; and (c) if requested by the Corporation, the Participant shall submit a written statement, in form satisfactory to the Corporation, to the effect that such representation (x) is true and correct as of the date of acquisition of any Shares hereunder or (y) is true and correct as of the date of any sale of any such Shares, as applicable. As a further condition precedent to the delivery to the Participant of any Shares subject to the Award, the Participant shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance of the Shares and, in connection therewith, shall execute any documents which the Corporation shall in its sole discretion deem necessary or advisable.

C.     The Award is subject to the condition that if the listing, registration or qualification of the Shares subject to the Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the vesting or delivery of the Shares hereunder, the Shares subject to the Award shall not vest or be delivered, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained, free of any conditions not acceptable to the Corporation. The Corporation agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent or approval.

13.    AMENDMENT

In the event that the Board amends the Plan and such amendment modifies or otherwise affects the subject matter of this Agreement, this Agreement shall, to that extent, be deemed to be amended by such amendment to the Plan. However, the timing of payment of the Award (to the extent it becomes vested) shall be as set forth in this Award Agreement and may not be changed (pursuant to the Plan, any amendment thereto, or otherwise) except as would be compliant with (and not result in any tax, penalty or interest under) Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

14.    CONSTRUCTION

In the event of any conflict between the Plan and this Agreement, the provisions of the Plan shall control. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision shall be conformed to prevailing law rather than voided, if possible, in order to achieve the intent of the parties and, in any event, the remaining provisions of this Agreement shall remain in full force and effect and shall be binding upon the parties hereto. This Agreement shall be governed in all respects by the laws of the State of Florida.

15.    ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the Corporation and the Participant and supersedes all other discussions, correspondence, representations, understandings and agreements between the parties, with respect to the subject matter hereof.

16.    HEADINGS

The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed a part hereof.

17.    CLAWBACK POLICY

The Stock Units are subject to the terms of the Corporation’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of the Stock Units, Shares received upon vesting of the Stock Units, or cash received with respect to the sale of Shares underlying the Stock Units.

18.    SECTION 409A

It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) so as not to subject the Participant to payment of any additional tax, penalty or interest imposed under Code Section 409A. The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to the Participant.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

OCWEN FINANCIAL CORPORATION

By: _____________________

PARTICIPANT

By: ___________________________________